                                      ESCROW AND
                                  SECURITY AGREEMENT

                            Dated as of February 28, 1997

                                         From

                          DOBSON COMMUNICATIONS CORPORATION

                                      AS PLEDGOR

                                          to

                       UNITED STATES TRUST COMPANY OF NEW YORK

                                      AS TRUSTEE


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                      T A B L E   O F   C O N T E N T S


                                                                           PAGE
                                                                           ----

SECTION 1.  DEFINITIONS; APPOINTMENT; DEPOSIT AND INVESTMENT . . . . . . . .  2

1.2  APPOINTMENT OF THE TRUSTEE. . . . . . . . . . . . . . . . . . . . . . .  3

1.3  PLEDGE AND GRANT OF SECURITY INTEREST . . . . . . . . . . . . . . . . .  3

1.4. DEPOSIT OF ESCROWED FUNDS . . . . . . . . . . . . . . . . . . . . . . .  4

SECTION 2.   SECURITY FOR OBLIGATION . . . . . . . . . . . . . . . . . . . .  4

SECTION 3.   DELIVERY OF COLLATERAL. . . . . . . . . . . . . . . . . . . . .  4

SECTION 4.   MAINTAINING THE CASH COLLATERAL ACCOUNT . . . . . . . . . . . .  5

SECTION 5.   INVESTING OF AMOUNTS IN THE CASH COLLATERAL ACCOUNT . . . . . .  5

SECTION 6.   DELIVERY OF COLLATERAL INVESTMENTS; FILING. . . . . . . . . . .  5

SECTION 7.   DISBURSEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 8.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . 10

SECTION 9.   FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 10.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 11.  POWER OF ATTORNEY . . . . . . . . . . . . . . . . . . . . . . . 13

SECTION 12.  NO ASSUMPTION OF DUTIES; REASONABLE CARE. . . . . . . . . . . . 13

SECTION 13.  INDEMNITY . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

SECTION 14.  REMEDIES UPON EVENT OF DEFAULT. . . . . . . . . . . . . . . . . 14

SECTION 15.  EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

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                                     ii

SECTION                                                                    PAGE
                                                                           ----

SECTION 16.  SECURITY INTEREST ABSOLUTE. . . . . . . . . . . . . . . . . . . 15

SECTION 17.  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . 16

17.1.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

17.2.   NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS. . . . . . . . . . . . 17

17.3.   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

17.4.   HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

17.5.   COUNTERPART ORIGINALS. . . . . . . . . . . . . . . . . . . . . . . . 17

17.6.   BENEFITS OF ESCROW AND SECURITY AGREEMENT. . . . . . . . . . . . . . 17

17.7.   AMENDMENTS, WAIVERS AND CONSENTS . . . . . . . . . . . . . . . . . . 17

17.8.   INTERPRETATION OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . 18

17.9.   CONTINUING SECURITY INTEREST; TERMINATION. . . . . . . . . . . . . . 18

17.10.  SURVIVAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . 18

17.11.  WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

17.12.  AUTHORITY OF THE TRUSTEE . . . . . . . . . . . . . . . . . . . . . . 19

17.13.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

17.14.  FINAL EXPRESSION . . . . . . . . . . . . . . . . . . . . . . . . . . 19

17.15.  RIGHTS OF HOLDERS OF THE NOTES . . . . . . . . . . . . . . . . . . . 19

17.16.  GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY
         TRIAL; WAIVER OF DAMAGES. . . . . . . . . . . . . . . . . . . . . . 20

                            ESCROW AND SECURITY AGREEMENT


         This ESCROW AND SECURITY AGREEMENT (this "ESCROW AND SECURITY AGREEMENT") is made and entered into as of February 28, 1997 by and among DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation (the "PLEDGOR"), having its principal office at 13439 North Broadway Extension, Oklahoma City, Oklahoma 73114, MORGAN STANLEY & CO. INCORPORATED, ALEX. BROWN & SONS INCORPORATED, FIRST UNION CAPITAL MARKETS CORP. and NATIONSBANC CAPITAL MARKETS, INC., acting as the Placement Agents (collectively, the "PLACEMENT AGENTS"), in favor of United States Trust Company of New York, a banking and trust company duly organized and existing under the laws of the State of New York ("U.S. TRUST"), having an office at 114 West 47th Street, New York, NY 10036, as trustee (the "TRUSTEE") for the holders (the "HOLDERS") of the Notes (as defined herein) issued by the Pledgor under the Indenture referred to below.

                                 W I T N E S S E T H

         WHEREAS, the Pledgor and the Placement Agents are parties to a Placement Agreement dated February 25, 1997 (the "PLACEMENT AGREEMENT"), pursuant to which the Pledgor will issue and sell to the Placement Agents $160,000,000 in aggregate principal amount of 113/4% Senior Notes due 2007 (the "NOTES");

         WHEREAS, the Pledgor and the Trustee, have entered into that certain indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "INDENTURE"), pursuant to which the Pledgor is issuing the Notes on the date hereof; and

         WHEREAS, pursuant to the Placement Agreement and the Indenture, the Pledgor is required to deposit on the Closing Date (as defined in the Placement Agreement) $155,200,000 (the "ESCROWED FUNDS") with the Trustee to be held by the Trustee for the benefit of the Holders of the Notes to secure the Pledgor's obligation to (i) provide for payment in full of the first four scheduled interest payments due on the Notes, (ii) secure repayment of the principal, premium and interest on the Notes in the event that the Notes become due and payable prior to such time as the first four scheduled interest payments thereon shall have been paid in full, (iii) make an Offer to Purchase (as defined in the Indenture) for $60 million principal amount of Notes (a "SPECIAL REPURCHASE OFFER") in the

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                                      2

event that either the Maryland 2 Acquisition (as defined in the Indenture) or the Horizon Properties Acquisition (as defined in the Indenture) is not consummated by March 31, 1997 (the "TERMINATION DATE") and (iv) redeem all of the Notes in the event that neither the Maryland 2 Acquisition nor the Horizon Properties Acquisition is consummated by the Termination Date (collectively, the "OBLIGATIONS");

         WHEREAS, the Pledgor has opened a non-interest bearing cash collateral account (the "CASH COLLATERAL ACCOUNT) with U.S. Trust at its office at 114 West 47th Street New York, NY 10036 Account No. 047-005-00 in the name of the Pledgor but under the sole dominion and control of the Trustee and subject to the terms of this Escrow and Security Agreement; and

         WHEREAS, to secure the Obligations of the Pledgor, the Pledgor has agreed to (i) pledge to the Trustee for its benefit and the ratable benefit of the Holders of the Notes, a security interest in the Escrowed Funds and the Collateral (as hereinafter defined) and (ii) execute and deliver this Escrow and Security Agreement in order to secure the payment and performance by the Pledgor of all the Obligations.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises herein contained, and in order to induce the Holders of the Notes to purchase the Notes, the Pledgor, the Placement Agents and the Trustee hereby agree, for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes, as follows:

         SECTION 1.  DEFINITIONS; APPOINTMENT; DEPOSIT AND INVESTMENT.

               1.1   DEFINITIONS.

         "ACQUISITION" shall mean the Maryland 2 Acquisition or the Horizon Properties Acquisition, as the context requires.

         "CASH EQUIVALENTS" means any of the following, to the extent owned by the Pledgor free and clear of all liens other than liens created hereunder:
    (a) U.S. Government Obligations, (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c), (iii) is organized under the laws of the United States or any State thereof and (iv) has combined capital and surplus of at least $1 billion or (c) commercial paper in an aggregate amount of no more than $5 million per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated

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                                      3

    at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Ratings Service.

         "OFFICERS' CERTIFICATE" shall mean a certificate signed by the President or any Vice President of the Pledgor stating that (i) the Bank Facility Agreement (as defined in the Indenture) has been consummated and is in full force and effect and there are no defaults in existence under the Bank Facility Agreement, (ii) all FCC and any other required governmental consents and approvals with respect to the Acquisition have been obtained, (iii) the Acquisition has been consummated or will be consummated on the date of the release of such funds and (iv) the corporate reorganization pursuant to which the Company became the holding company parent of Dobson Operating Company has been consummated with the approval of the FCC.

         "OPINIONS OF COUNSEL" shall mean an opinion of Pate, Kempf & Knarr substantially in the form attached hereto as Exhibit B and an opinion of Wilkinson, Barker, Knauer & Quinn substantially in the form attached hereto as Exhibit C. As to factual matters, each of Pate, Kempf & Knarr and Wilkinson, Barker, Knauer & Quinn may rely on a certificate signed by the President or any Vice President of the Pledgor and attached to its opinion.

         "TRUSTEE" shall mean the Person named as the "Trustee" in the first paragraph of this Agreement until a successor Trustee shall have become such, and thereafter "Trustee" shall mean the Person who is then the Trustee hereunder.

         All defined terms used herein without definition shall have the respective meanings ascribed to them in the Indenture. Unless otherwise defined herein or in the Indenture, terms used in Articles 8 or 9 of the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") are used herein as therein defined.

              1.2 APPOINTMENT OF THE TRUSTEE. The Pledgor and the Placement Agents hereby appoint the Trustee as Trustee in accordance with the terms and conditions set forth herein and the Trustee hereby accepts such appointment.

              1.3 PLEDGE AND GRANT OF SECURITY INTEREST. The Pledgor hereby pledges to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes, and grants to the Trustee for its benefit and for the ratable benefit of the Holders of the Notes, a continuing first priority security interest in and to all of the Pledgor's right, title and interest in, to and under the following (hereinafter collectively referred to as the "COLLATERAL"), whether characterized as investment property, general intangibles or otherwise: (a) the Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the

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                                      4

    Cash Collateral Account, (b) all Collateral Investments (as hereinafter defined) and all certificates and instruments, if any, representing or evidencing the Collateral Investments, and any and all securities entitlements to the Collateral Investments, and any and all related securities accounts in which security entitlements to the Collateral Investments are carried (c) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Trustee for or on behalf of the Pledgor in substitution for or in addition to any or all the then existing Collateral, (d) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral, and (e) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (a) - (d) of this Section 1.3) and, to the extent not otherwise included, all cash.

              1.4. DEPOSIT OF ESCROWED FUNDS. The Pledgor shall deposit, or cause to be deposited, all Escrowed Funds into the Cash Collateral Account.

         SECTION 2. SECURITY FOR OBLIGATION. This Escrow and Security Agreement secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Obligations.

         SECTION 3. DELIVERY OF COLLATERAL. (a) All certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 5, shall be delivered to and held by or on behalf of the Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to convey a valid security interest in such Collateral to the Trustee or shall be credited to a securities account (the "COLLATERAL INVESTMENTS ACCOUNT") designated by the Trustee. For the better perfection of the Trustee's rights in and to the Collateral, the Pledgor shall forthwith, upon the pledge of any Collateral hereunder, cause all such Collateral, including the Collateral Investments Account and all other accounts representing a security entitlement to or containing any Collateral (including, without limitation, any Collateral Investments) to be registered in the name of the Trustee or such of its nominees as the Trustee shall direct, and to be under the sole dominion and control of the Trustee, which dominion and control shall be agreed to and acknowledged by any securities intermediary holding any such account in an acknowledgement in the form of Exhibit D hereto, subject only to the revocable rights specified in
Section 7. In addition, the Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing the Collateral for certificates or instruments of smaller or larger denominations.

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                                      5

         SECTION 4. MAINTAINING THE CASH COLLATERAL ACCOUNT. (a) So long as any Obligation shall remain unpaid, the Pledgor will maintain the Cash Collateral Account with U.S. Trust.

         (b) It shall be a term and condition of the Cash Collateral Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Cash Collateral Account, and except as otherwise provided by the provisions of Section 7 and Section 14, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person from the Cash Collateral Account.

The Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

         SECTION 5. INVESTING OF AMOUNTS IN THE CASH COLLATERAL ACCOUNT. If requested by the Pledgor, the Trustee will, subject to the provisions of
Section 7 and Section 14, from time to time (a) invest amounts on deposit in the Cash Collateral Account in such Cash Equivalents in the name of the Trustee as the Pledgor may select and the Trustee may approve and (b) invest interest paid on the Cash Equivalents referred to in clause (a) above, and reinvest other proceeds of any such Cash Equivalents that may mature or be sold, in each case in such Cash Equivalents in the name of the Trustee, as the Pledgor may select and the Trustee may approve (the Cash Equivalents referred to in clauses (a) and (b) above being collectively "COLLATERAL INVESTMENTS"); PROVIDED, HOWEVER, that
(a) following the consummation of the first Acquisition, the amount on deposit in the Collateral Investments Account must include U.S. Government Obligations sufficient to provide for the payment in full of the first four scheduled interest payments on $100 million principal amount of Notes and (b) following the consummation of the second Acquisition or the consummation of the Special Repurchase Offer, the amount on deposit in the Collateral Investments Account shall be U.S. Government Obligations sufficient to provide for the payment in full of the first four scheduled interest payments, on all of the Notes then outstanding. Interest and proceeds that are not invested or reinvested in Collateral Investments as provided above shall be deposited and held in the Cash Collateral Account. In no event shall the Trustee be liable for any loss in the investment or reinvestment of amounts held in the Cash Collateral Account.

         SECTION 6. DELIVERY OF COLLATERAL INVESTMENTS; FILING. (a) The Trustee shall become the holder of the Collateral Investments and of any and all security entitlements to the Collateral Investments, through action by the Federal Reserve Bank of New York ("FRBNY") or another securities intermediary, as confirmed (in writing or electronically or otherwise in accordance with standard industry practice) to the Trustee by FRBNY or such other securities intermediary (i) indicating by book-entry that the Collateral Investments or a security

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                                      6

entitlement thereto has been credited to the Collateral Investments Account, or (ii) acquiring the Collateral Investments or a security entitlement thereto for the Trustee and accepting the same for credit to the Collateral Investments Account.

         (b) Prior to or concurrently with the execution and delivery hereof and prior to the transfer to the Trustee of Collateral Investments (or acquisition by the Trustee of any security entitlement thereto), as provided in subsection (a) of this Section 6, the Trustee shall establish the Collateral Investments Account on its books as an account segregated from all other custodial or collateral accounts at its office at 114 West 47th Street, New York, NY 10036. Upon transfer of the Collateral Investments to the Trustee (or the Trustee's acquisition of a security entitlement thereto), as confirmed to the Trustee by FRBNY or another securities intermediary, the Trustee shall make appropriate book entries indicating that the Collateral Investments and/or such security entitlement have been credited to and are held in the Collateral Investments Account. Subject to the other terms and conditions of this Escrow and Security Agreement, all Collateral Investments held by the Trustee pursuant to this Escrow and Security Agreement shall be held in the Collateral Investments Account subject (except as expressly provided in subsections 7(a)-7(e) and 7(g) hereof) to the exclusive dominion and control of the Trustee and exclusively for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes and segregated from all other funds or other property otherwise held by the Trustee.

         (c) All Collateral shall be retained in the Cash Collateral Account and the Collateral Investments Account pending disbursement pursuant to the terms hereof.

         (d) Concurrently with the execution and delivery of this Agreement, the Trustee is delivering to the Pledgor and the Placement Agents a duly executed certificate, in the form of EXHIBIT A hereto, of an officer of the Trustee, confirming the Trustee's establishment and maintenance of the Collateral Investment Account and its receipt and holding of the Collateral Investments or a security entitlement thereto and the crediting of the Collateral Investments or such security entitlement to the Collateral Investment Account, all in accordance with this Escrow and Security Agreement.

         (e) Concurrently with the execution and delivery of this Agreement, the Pledgor is delivering to the Trustee acknowledgement copies or stamped receipt copies of proper financing statements, duly filed on or before the Closing Date under the Uniform Commercial Code of the State of New York and the State of Oklahoma, covering the Collateral described in this Escrow and Security Agreement.

         SECTION 7. DISBURSEMENTS. The Trustee shall hold the assets in the Cash Collateral Account and the Collateral Investments Account and release the same, or a portion thereof, only as follows:


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                                       7

         (a) At least five Business Days prior to the due date of any of the first four scheduled interest payments on the Notes, the Pledgor may, pursuant to written instructions executed by the Pledgor (an "ISSUER ORDER"), direct the Trustee to release from the Cash Collateral Account and pay to the Holders of the Notes proceeds sufficient to provide for payment in full of such interest then due on the Notes. Upon receipt of an Issuer Order, the Trustee will take any action necessary to provide for the payment of the interest on the Notes in accordance with the payment provisions of the Indenture to the Holders of the Notes from (and to the extent of) proceeds of the Escrowed Funds in the Cash Collateral Account. Nothing in this Section 7 shall affect the Trustee's rights to apply the Collateral to the payments of amounts due on the Notes upon acceleration thereof.

         (b) If the Pledgor makes any interest payment or portion of an interest payment for which the Collateral is security from a source of funds other than the Cash Collateral Account ("PLEDGOR FUNDS"), the Pledgor may, after payment in full of such interest payment or portion thereof from proceeds of the Collateral or such Pledgor Funds or both, direct the Trustee to release to the Pledgor or to another party at the direction of the Pledgor (the "PLEDGOR'S DESIGNEE") proceeds from the Cash Collateral Account in an amount less than or equal to the amount of Pledgor Funds applied to such interest payment. Upon receipt of an Issuer Order by the Trustee, the Trustee shall pay over to the Pledgor or the Pledgor's Designee, as the case may be, the requested amount from proceeds in the Cash Collateral Account. Concurrently with any release of funds to the Pledgor pursuant to this
Section 7(b), the Pledgor shall deliver to the Trustee a certificate signed by an officer of the Pledgor stating that such release has been duly authorized by the Pledgor and will not contravene any provision of applicable law or the Certificate of Incorporation of the Pledgor or any material agreement or other material instrument binding upon the Pledgor or any of its subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Pledgor or any of its subsidiaries or result in the creation or imposition of any Lien on any assets of the Pledgor, except for the security interest granted under the Escrow and Security Agreement.

         (c) Upon receipt by the Trustee prior to 9:00 A.M. New York City time on the Termination Date of an Officers' Certificate and Opinions of Counsel with respect to the first Acquisition, the Trustee shall immediately disburse proceeds from the Cash Collateral Account such that the amount remaining in the Cash Collateral Account equals (i) an amount sufficient to purchase U.S. Government Obligations in such amount as will be sufficient upon receipt of scheduled interest and principal payments on such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Pledgor, to provide for payment in full of the first four scheduled interest payments due on $100 million principal amount of Notes plus (ii) $60.6 million plus the amount of interest that would accrue on the $60.0 million principal amount of Notes from the Closing Date to April 30, 1997 to, or at the written direction of, the Pledgor by the close of business on the date such Opinions of

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                                       8

Counsel and Officers' Certificate are received by the Trustee; PROVIDED, HOWEVER, that if such directions, the Opinions of Counsel and Officers' Certificate are received by the Trustee (i) on a day other than a Business Day or (ii) after 9:00 A.M. local time on such date, then, in either instance, the Trustee shall disburse the proceeds by the close of business on the next Business Day (unless such date is the Closing Date in which case the Trustee shall nevertheless disburse the proceeds immediately). The Pledgor agrees to use the disbursed proceeds to consummate the Acquisition on the date of such release or to repay indebtedness under the Bank Facility Agreement if the Acquisition was financed with such indebtedness; PROVIDED that the Pledgor may retain up to $7.55 million of such proceeds.

         (d) If the Trustee receives, prior to 9:00 A.M. New York City time on the Termination Date, an Officers' Certificate and Opinions of Counsel with respect to the second Acquisition, the Trustee shall immediately disburse from the Cash Collateral Account to, or at the written direction of, the Pledgor by the close of business, on the date such Opinions of Counsel and Officers' Certificate are received by the Trustee, proceeds to the extent the U.S. Government Obligations held in the Collateral Investment Account exceed the amount sufficient upon the receipt of scheduled interest and principal payments on such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Pledgor, to provide for payment in full of the first four scheduled interest payments due on all Notes then outstanding.

         (e) (i) On the Termination Date, if one, but not both Acquisitions have been consummated prior to such date, the Pledgor shall mail a notice to the Trustee and each Holder of the Notes stating that the Pledgor is making a Special Repurchase Offer for $60 million principal amount of the Notes on a date no earlier than 30 days and no later than 60 days after the Termination Date (the "PURCHASE DATE"), at 101% of the principal amount thereof plus accrued interest thereon from the Closing Date to the Purchase Date (the "PURCHASE PRICE"), and shall state that such Notes must be surrendered to the Trustee in order to collect the Purchase Price.

         (ii) On the Purchase Date, the Trustee shall release proceeds from the Cash Collateral Account to the Paying Agent to be used to repurchase Notes surrendered in the Special Repurchase Offer and the Trustee shall release proceeds to the Pledgor to the extent that the U.S. Government Obligations held in the Collateral Investment Account exceed the amount sufficient upon the receipt of scheduled interest and principal payments on such securities, in the opinion of a nationally recognized firm of independent public accountants selected by the Pledgor, to provide for payment in full of the first four scheduled interest payments due on all Notes then outstanding. The Special Repurchase Offer shall be made as specified in the Indenture.

         (iii) On the Termination Date, if neither the Maryland 2 Acquisition nor the Horizon Properties Acquisition has been consummated prior to such date, the Trustee shall mail a notice by first class mail to each Holder's last address as it appears on the Security Register (as determined in the Indenture) stating that all of the outstanding Notes shall be redeemed within ten days after the Termination Date (the "REDEMPTION DATE"), at 101% of the principal amount thereof plus accrued interest thereon from the Closing Date to the Redemption Date (the "SPECIAL REDEMPTION PRICE"), and shall state that the Notes must be surrendered to the Trustee in order to collect the Special Redemption Price.

         (iv) On the Business Day prior to the Redemption Date, the Trustee shall release all Collateral to the Paying Agent. The Notes shall be redeemed as specified in the Indenture.

         (f)(i) In the event, for any reason, the amount of Collateral to be released is insufficient to pay the aggregate Purchase Price to repurchase the portion of the Notes as provided for in Section 5(e)(i) hereof, the Pledgor shall, on or prior to the Purchase Date, deposit with the Paying Agent the amount of funds necessary to permit such Notes to be repurchased in accordance with the provisions of the Indenture.

         (ii) In the event, for any reason, the amount of Collateral to be released is insufficient to pay the aggregate Special Redemption Price to redeem all of the outstanding Notes, the Pledgor shall, on or prior to the Redemption Date, deposit with the Paying Agent the amount of funds necessary to permit all outstanding Notes to be redeemed in accordance with the provisions of the Indenture.

         (g) If at any time following the consummation of the second Acquisition or the Special Repurchase Offer, the principal of and interest on the Collateral exceeds 100% of the amount sufficient, in the written opinion of a nationally recognized firm of independent accountants selected by the Pledgor and delivered to the Trustee, to provide for payment in full of the first four scheduled interest payments due on the Notes, the Pledgor may direct the Trustee to release any such overfunded amount to the Pledgor or to such other party as the Pledgor may direct. Upon receipt of an Issuer Order the Trustee shall pay over to the Pledgor or the Pledgor's Designee, as the case may be, any such overfunded amount.

         (h) Upon payment in full of the first four scheduled interest payments on the Notes in a timely manner, the security interest in the Collateral evidenced by this Escrow and Security Agreement will automatically terminate and be of no further force and effect and the Collateral shall promptly be paid over and transferred to the Pledgor. Furthermore, upon the release of any Collateral from the Cash Collateral Account in accordance with the terms of this Escrow and Security Agreement, whether upon release of Collateral to Holders as payment of interest or otherwise, the security interest evidenced by this Escrow and Security Agreement in such released Collateral will automatically terminate and be of no further force and effect.

         (i) At least three Business Days prior to the due date of any of the first four scheduled interest payments on the Notes, the Pledgor covenants to give the Trustee (by Issuer Order) notice as to whether payment of interest will be made pursuant to Section 7(a) or 7(b) and as to the respective amounts of interest that will be paid pursuant to Section 7(a) or 7(b). If no such notice is given, the Trustee will act pursuant to Section 7(a) as if it had received an Issuer Order pursuant thereto for the payment in full of the interest then due.

         (j) The Trustee shall not be required to liquidate any Collateral Investment in order to make any scheduled payment of interest or any release hereunder unless instructed to do so by Issuer Order or pursuant to Section 14 hereof.

         (k) Nothing contained in Section 1, Section 5, this Section 7 or any other provision of this Agreement shall (i) afford the Pledgor any right to issue entitlement orders with respect to any security entitlement to the Collateral Investments or any securities account in which any such security entitlement may be carried, or otherwise afford the Pledgor control of any such security entitlement or (ii) otherwise give rise to any rights of Pledgor with respect to the Collateral Investments, any security entitlement thereto or any securities account in which any such security entitlement may be carried, other than the Pledgor's rights under this Escrow and Security Agreement as the beneficial owner of collateral pledged to and subject to the exclusive dominion and control (except as expressly provided in Sections 7(a), (b), (c), (d), (e), (f) and (g) hereof) of the Trustee in its capacity as such (and not as a securities intermediary). The Pledgor acknowledges, confirms and agrees that the Trustee holds a security entitlement to the Collateral Investments solely as trustee for the Holders of the Notes and not as a securities intermediary.

         SECTION 8. REPRESENTATIONS AND WARRANTIES. The Pledgor hereby represents and warrants that:

         (a) The execution and delivery by the Pledgor of, and the performance by the Pledgor of its obligations under, this Escrow and Security Agreement will not contravene any provision of applicable law or the Certificate of Incorporation of the Pledgor or any material agreement or other material instrument binding upon the Pledgor or any of its subsidiaries or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Pledgor or any of its subsidiaries, or result in the creation or imposition of any Lien on any assets of the Pledgor, except for the security interests granted under this Escrow and Security Agreement; no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required (i) for the performance by the Pledgor of its obligations under this Escrow and Security Agreement, (ii) for the pledge by the Pledgor of the Collateral pursuant to this Escrow and Security Agreement or (iii) except for any such consents, approvals, authorizations or orders required to be obtained by the Trustee (or the Holders) for reasons other than the consummation of this transaction, for the exercise by the Trustee of the rights provided for in this Escrow and Security Agreement or the remedies in respect of the Collateral pursuant to this Escrow and Security Agreement.

         (b) The Pledgor is the beneficial owner of the Collateral, free and clear of any Lien or claims of any person or entity (except for the security interests granted under this Escrow and Security Agreement). No financing statement covering the Pledgor's interest in the Collateral is on file in any public office other than the financing statements, if any, filed pursuant to this Escrow and Security Agreement.

         (c) This Escrow and Security Agreement has been duly authorized, validly executed and delivered by the Pledgor and (assuming the due authorization and valid execution and delivery of this Escrow and Security Agreement by the Trustee and enforceability of the Escrow and Security Agreement against the Trustee in accordance with its terms) constitutes a valid and binding agreement of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as (i) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights or remedies generally, (ii) the availability of equitable remedies may be limited by equitable principles of general applicability and the discretion of the court before which any proceeding therefor may be brought, (iii) the exculpation provisions and rights to indemnification hereunder may be limited by U.S. federal and state securities laws and public policy considerations and (iv) the waiver of rights and defenses contained in Section 14(b), Section 17.11 and
    Section 17.16 hereof may be limited by applicable law.

         (d) Upon the delivery to the Trustee of the certificates or instruments, if any, representing or evidencing the Collateral, the filing of financing statements, if any, required by the UCC in the appropriate offices in the State of New York and Oklahoma, and the transfer and pledge to the Trustee of the Collateral and the acquisition by the Trustee of a security entitlement thereto, in accordance with Section 3, the pledge of and grant of a security interest in the Collateral securing the payment of the Obligations for the benefit of the Trustee and the Holders of the Notes will constitute a first priority perfected security interest in such Collateral, enforceable as such against all creditors of the Pledgor (and any persons purporting to purchase any of the Collateral from the Pledgor), other than as permitted by the Indenture.

         (e) There are no legal or governmental proceedings pending or, to the best of the Pledgor's knowledge, threatened to which the Pledgor or any of its subsidiaries is a party or to which any of the properties of the Pledgor or any such subsidiary is subject that would materially adversely affect the power or ability of the Pledgor to perform its obligations under this Escrow and Security Agreement or to consummate the transactions contemplated hereby.

         (f) The pledge of the Collateral pursuant to this Escrow and Security Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) applicable to the Pledgor.

         (g)  No Event of Default exists.

         SECTION 9. FURTHER ASSURANCES. The Pledgor will, promptly upon request by the Trustee (which request the Trustee may submit at the direction of the Holders of a majority in principal amount of the Notes then outstanding), execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure, all assignments, instruments and other documents, deliver any instruments to the Trustee and take any other actions that are necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Trustee's security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee) or to effect the purposes of this Escrow and Security Agreement. The Pledgor also hereby authorizes the Trustee to file any financing or continuation statements in the United States with respect to the Collateral without the signature of the Pledgor (to the extent permitted by applicable law). The Pledgor will promptly pay all reasonable costs incurred in connection with any of the foregoing within 45 days of receipt of an invoice therefor. The Pledgor also agrees, whether or not requested by the Trustee, to take all actions that are necessary to perfect or continue the perfection of, or to protect the first priority of, the Trustee's security interest in and to the Collateral, including the filing of all necessary financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Trustee).

         SECTION 10. COVENANTS. The Pledgor covenants and agrees with the Trustee and the Holders of the Notes that from and after the date of this Escrow and Security Agreement until the earlier of payment in full in cash of
(x) each of the first four scheduled interest payments due on the Notes under the terms of the Indenture or (y) all obligations due and owing under the Indenture and the Notes in the event such obligations become due and payable prior to the payment of the first four scheduled interest payments on the
Notes:

         (a) that (i) it will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) it will not create or permit to exist any Lien upon or with respect to any of the Collateral (except for the security interests granted under this Escrow and Security Agreement and any Lien created by or arising through the Trustee) and at all times will be the sole beneficial owner of the Collateral; or

         (b) that it will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Trustee's rights or remedies hereunder, including, without limitation, the Trustee's right to sell or otherwise dispose of the Collateral or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to the Collateral not later than five days prior to the date of any proposed sale under any judgment, writ or warrant of attachment with respect to the Collateral.

         SECTION 11. POWER OF ATTORNEY. In addition to all of the powers granted to the Trustee pursuant to the Indenture, the Pledgor hereby appoints and constitutes the Trustee as the Pledgor's attorney-in-fact (with full power of substitution) to exercise to the fullest extent permitted by law all of the following powers upon and at any time after the occurrence and during the continuance of an Event of Default: (a) collection of proceeds of any Collateral; (b) conveyance of any item of Collateral to any purchaser thereof; (c) giving of any notices or recording of any Liens under Section 6 hereof; and (d) paying or discharging taxes or Liens levied or placed upon the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Trustee in its sole reasonable discretion, and such payments made by the Trustee to become part of the Obligations of the Pledgor to the Trustee, due and payable immediately upon demand. The Trustee's authority under this Section 11 shall include, without limitation, the authority to endorse and negotiate any checks or instruments representing proceeds of Collateral in the name of the Pledgor, execute and give receipt for any certificate of ownership or any document constituting Collateral, transfer title to any item of Collateral, sign the Pledgor's name on all financing statements (to the extent permitted by applicable law) or any other documents deemed necessary or appropriate by the Trustee to preserve, protect or perfect the security interest in the Collateral and to file the same, prepare, file and sign the Pledgor's name on any notice of Lien, and to take any other actions arising from or incident to the powers granted to the Trustee in this Escrow and Security Agreement. This power of attorney is coupled with an interest and is irrevocable by the Pledgor.

         SECTION 12. NO ASSUMPTION OF DUTIES; REASONABLE CARE. The rights and powers granted to the Trustee hereunder are being granted in order to preserve and protect the security interest of the Trustee and the Holders of the Notes in and to the Collateral granted hereby and shall not be interpreted to, and shall not impose any duties on the Trustee in connection therewith other than those expressly provided herein or imposed under applicable law. Except as provided by applicable law or by the Indenture, the Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Trustee accords similar property held by the Trustee for similar accounts, it being understood that the Trustee in its capacity as such shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities or other matters relative to any Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (c) investing or reinvesting any of the Collateral, provided, however, that nothing contained in this Agreement shall relieve the Trustee of any responsibilities as a securities intermediary under applicable law.

         SECTION 13. INDEMNITY. The Pledgor shall indemnify, hold harmless and defend the Trustee and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including reasonable defense costs, reasonable investigative fees and costs, and reasonable legal fees and damages arising from the Trustee's performance as Trustee under this Escrow and Security Agreement, except to the extent that such claim, action, obligation, liability or expense is directly attributable to the bad faith, gross negligence or wilful misconduct of such indemnified person.

         SECTION 14. REMEDIES UPON EVENT OF DEFAULT. If any Event of Default under the Indenture or default hereunder (any such Event of Default or default being referred to in this Escrow and Security Agreement as an "EVENT OF DEFAULT") shall have occurred and be continuing:

         (a) The Trustee and the Holders of the Notes shall have, in addition to all other rights given by law or by this Escrow and Security Agreement or the Indenture, all of the rights and remedies with respect to the Collateral of a secured party under the UCC in effect in the State of New York at that time. In addition, with respect to any Collateral that shall then be in or shall thereafter come into the possession or custody of the Trustee, the Trustee may and, at the direction of the Holders of a majority in principal amount of the Notes then outstanding, shall, sell or cause the same to be sold at any broker's board or at public or private sale, in one or more sales or lots, at such price or prices as the Trustee may deem best, for cash or on credit or for future delivery, without assumption of any credit risk. The purchaser of any or all Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through the Pledgor. Unless any of the Collateral threatens, in the reasonable judgment of the Trustee, to decline speedily in value or is or becomes of a type sold on a recognized market, the Trustee will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to the Pledgor as provided in Section 17.1 hereof at least ten (10) days before the time of the sale or disposition. The Trustee or any Holder of Notes may, in its own name or in the name of a designee or nominee, buy any of the Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys' fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Collateral.

         (b) The Pledgor further agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this
    Section 14 valid and binding and in compliance with any and all other applicable requirements of law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 14 will cause irreparable injury to the Trustee and the Holders of the Notes, that the Trustee and the Holders of the Notes have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 14 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

         SECTION 15. EXPENSES. The Pledgor will upon demand pay to the Trustee the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Trustee, that the Trustee may incur in connection with (a) the review, negotiation and administration of this Escrow and Security Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (c) the exercise or enforcement of any of the rights of the Trustee and the Holders of the Notes hereunder or (d) the failure by the Pledgor to perform or observe any of the provisions hereof.

         SECTION 16. SECURITY INTEREST ABSOLUTE. All rights of the Trustee and the Holders of the Notes and security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

         (a) any lack of validity or enforceability of the Indenture or any other agreement or instrument relating thereto;

         (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture;

         (c) any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations; or

         (d) to the extent permitted by applicable law, any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor in respect of the Obligations or of this Escrow and Security Agreement.

         SECTION 17.  MISCELLANEOUS PROVISIONS.

         17.1.  NOTICES.   Any notice or communication shall be sufficiently
given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:

         IF TO THE PLEDGOR:

              Dobson Communications Corporation
              13439 North Broadway Extension
              Oklahoma City, Oklahoma  73114
              Attention:  Mr. Bruce R. Knooihuizen

         WITH A COPY TO:

              McAfee & Taft A Professional Corporation
              Two Leadership Square, 10th floor
              Oklahoma City, Oklahoma  73102
              Attention:  Theodore M. Elam, Esq.

         IF TO THE PLACEMENT AGENTS:

              Morgan Stanley & Co. Incorporated
              1585 Broadway
              New York, NY 10036
              Attention: Mr. Garth Williams

         WITH A COPY TO:

              Shearman & Sterling

              599 Lexington Avenue
              New York, NY 10022
              Attention: Jerry V. Elliott, Esq.

         IF TO THE TRUSTEE:

              United States Trust Company of New York
              114 West 47th Street
              New York, NY 10036
              Attention:  Mr. Lewis Young

         17.2. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS. This Escrow and Security Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgor or any subsidiary thereof. No such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Escrow and Security Agreement.

         17.3. SEVERABILITY. The provisions of this Escrow and Security Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow and Security Agreement in any jurisdiction.

         17.4. HEADINGS. The headings in this Escrow and Security Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

         17.5. COUNTERPART ORIGINALS. This Escrow and Security Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

         17.6. BENEFITS OF ESCROW AND SECURITY AGREEMENT. Nothing in this Escrow and Security Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this Escrow and Security Agreement.

         17.7. AMENDMENTS, WAIVERS AND CONSENTS. Any amendment or waiver of any provision of this Escrow and Security Agreement and any consent to any departure by the Pledgor from any provision of this Escrow and Security Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Indenture, and neither the Trustee nor any Holder of Notes shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Trustee or any Holder of Notes to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of Notes of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Trustee or such Holder of Notes would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

         17.8. INTERPRETATION OF AGREEMENT. All terms not defined herein or in the Indenture shall have the meaning set forth in the UCC, except where the context otherwise requires. To the extent a term or provision of this Escrow and Security Agreement conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow and Security Agreement shall not be relevant to determine the meaning of this Escrow and Security Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

         17.9. CONTINUING SECURITY INTEREST; TERMINATION. (a) This Escrow and Security Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in the Indenture or in this Escrow and Security Agreement, remain in full force and effect until the payment in full in cash of the Obligations. This Escrow and Security Agreement shall be binding upon the Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Trustee hereunder, to the benefit of the Trustee, the Holders of the Notes and their respective successors, transferees and assigns.

         (b) This Escrow and Security Agreement shall terminate upon the payment in full in cash of the Obligations. At such time, the Trustee shall, pursuant to an Issuer Order, reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Trustee in accordance with the terms of this Escrow and Security Agreement and the Indenture. Such reassignment and redelivery shall be without warranty by or recourse to the Trustee in its capacity as such, except as to the absence of any Liens on the Collateral created by or arising through the Trustee, and shall be at the reasonable expense of the Pledgor.

         17.10. SURVIVAL PROVISIONS. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Escrow and Security Agreement, and shall terminate only upon the termination of this Escrow and Security

Agreement. The obligations of the Pledgor under Sections 13 and 15 hereof shall survive the termination of this Agreement.

         17.11. WAIVERS. The Pledgor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

         17.12. AUTHORITY OF THE TRUSTEE. (a) The Trustee shall have and be entitled to exercise all powers hereunder that are specifically granted to the Trustee by the terms hereof, together with such powers as are reasonably incident thereto. The Trustee may perform any of its duties hereunder or in connection with the Collateral by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of counsel concerning all such matters. Except as otherwise expressly provided in this Escrow and Security Agreement or the Indenture, neither the Trustee nor any director, officer, employee, attorney or agent of the Trustee shall be liable to the Pledgor for any action taken or omitted to be taken by the Trustee, in its capacity as Trustee, hereunder, except for its own bad faith, gross negligence or willful misconduct, and the Trustee shall not be responsible for the validity, effectiveness or sufficiency hereof or of any document or security furnished pursuant hereto. The Trustee and its directors, officers, employees, attorneys and agents shall be entitled to rely on any communication, instrument or document believed by it or them to be genuine and correct and to have been signed or sent by the proper person or persons. The Trustee shall have no duty to cause any financing statement or continuation statement to be filed in respect of the Collateral.

         (b) The Pledgor acknowledges that the rights and responsibilities of the Trustee under this Escrow and Security Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Escrow and Security Agreement shall, as between the Trustee and the Holders of the Notes, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Trustee and the Pledgor, the Trustee shall be conclusively presumed to be acting as agent for the Holders of the Notes with full and valid authority so to act or refrain from acting, and the Pledgor shall not be obligated or entitled to make any inquiry respecting such authority.

         17.13.  Intentionally Omitted.

         17.14. FINAL EXPRESSION. This Escrow and Security Agreement, together with the Indenture and any other agreement executed in connection herewith, is intended by the parties as a final expression of this Escrow and Security Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

         17.15. RIGHTS OF HOLDERS OF THE NOTES. No Holder of Notes shall have any independent rights hereunder other than those rights granted to individual Holders of the Notes pursuant to Section 6.07 of the Indenture; PROVIDED that nothing in this subsection shall limit any rights granted to the Trustee under the Notes or the Indenture.

         17.16. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL; WAIVER OF DAMAGES. (a) THIS ESCROW AND SECURITY AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PLEDGOR, THE TRUSTEE AND THE HOLDERS OF THE NOTES IN CONNECTION WITH THIS ESCROW AND SECURITY AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING: (i) THE MATTERS IDENTIFIED IN 31 C.F.R. Sections 357.10 AND 357.11 (AS IN EFFECT ON THE DATE OF THIS AGREEMENT) SHALL BE GOVERNED SOLELY BY THE LAWS SPECIFIED THEREIN.

         (b) THE PLEDGOR HAS APPOINTED CT CORPORATION SYSTEM 1633 BROADWAY NEW YORK, NY 10019 AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND FOR ACTIONS BROUGHT UNDER U.S. FEDERAL OR STATE SECURITIES LAWS BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK AND AGREES TO SUBMIT TO THE JURISDICTION OF ANY SUCH COURT. INTENTIONALLY OMITTED.

         (c) THE PLEDGOR AGREES THAT THE TRUSTEE SHALL, IN ITS CAPACITY AS TRUSTEE OR IN THE NAME AND ON BEHALF OF ANY HOLDER OF NOTES, HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE PLEDGOR OR THE COLLATERAL IN A COURT IN ANY LOCATION REASONABLY SELECTED IN GOOD FAITH (AND HAVING PERSONAL OR IN REM JURISDICTION OVER THE PLEDGOR OR THE COLLATERAL, AS THE CASE MAY BE) TO ENABLE THE TRUSTEE TO REALIZE ON SUCH COLLATERAL, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE TRUSTEE. THE PLEDGOR AGREES THAT IT WILL NOT ASSERT ANY COUNTERCLAIMS, SETOFFS OR CROSSCLAIMS IN ANY PROCEEDING BROUGHT BY THE TRUSTEE TO REALIZE ON SUCH PROPERTY OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE

TRUSTEE, EXCEPT FOR SUCH COUNTERCLAIMS, SETOFFS OR CROSSCLAIMS WHICH, IF NOT ASSERTED IN ANY SUCH PROCEEDING, COULD NOT OTHERWISE BE BROUGHT OR ASSERTED. THE PLEDGOR WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN THE CITY OF NEW YORK ONCE THE TRUSTEE HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS.

         (d) THE PLEDGOR AGREES THAT NEITHER ANY HOLDER OF NOTES NOR (EXCEPT AS OTHERWISE PROVIDED IN THIS ESCROW AND SECURITY AGREEMENT OR THE INDENTURE) THE TRUSTEE IN ITS CAPACITY AS TRUSTEE SHALL HAVE ANY LIABILITY TO THE PLEDGOR (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE) FOR LOSSES SUFFERED BY THE PLEDGOR IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THE TRANSACTIONS CONTEMPLATED AND THE RELATIONSHIP ESTABLISHED BY THIS ESCROW AND SECURITY AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT THAT IS BINDING ON THE TRUSTEE OR SUCH HOLDER OF NOTES, AS THE CASE MAY BE, THAT SUCH LOSSES WERE THE RESULT OF ACTS OR OMISSIONS ON THE PART OF THE TRUSTEE OR SUCH HOLDERS OF NOTES, AS THE CASE MAY BE, CONSTITUTING BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         (e)   TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR WAIVES
THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE TRUSTEE OR ANY HOLDER OF NOTES IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER PERTAINING TO THIS ESCROW AND SECURITY AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT ENTERED IN FAVOR OF THE TRUSTEE OR ANY HOLDER OF NOTES, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER OR PRELIMINARY OR PERMANENT INJUNCTION, THIS ESCROW AND SECURITY AGREEMENT OR ANY RELATED AGREEMENT OR DOCUMENT BETWEEN THE PLEDGOR ON THE ONE HAND AND THE TRUSTEE AND/OR THE HOLDERS OF THE NOTES ON THE OTHER HAND.

                               [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Pledgor, the Placement Agents and the Trustee have each caused this Escrow and Security Agreement to be duly executed and delivered as of the date first above written.


                                       Pledgor:


                                       DOBSON COMMUNICATIONS CORPORATION


                                       By: /s/ Everett R. Dobson
                                          --------------------------------
                                          Name:
                                          Title:

                                       Placement Agents:

                                       MORGAN STANLEY & CO. INCORPORATED
                                       ALEX. BROWN & SONS INCORPORATED
                                       FIRST UNION CAPITAL MARKETS CORP.
                                       NATIONSBANC CAPITAL MARKETS, INC.

                                       By:  Morgan Stanley & Co. Incorporated


                                       By:
                                          --------------------------------
                                          Name:
                                          Title:

                                       Trustee:


                                       UNITED STATES TRUST COMPANY
                                         OF NEW YORK, as Trustee


                                       By:
                                          --------------------------------
                                          Name:
                                          Title: